Samaritan Signs Exclusive License to Commercialize Two of EUSA’s Marketed Oncology Drugs in Greece and Cyprus

Oncology Drugs ERWINASE and KIDROLASE Treat Acute Lymphoblastic Leukemia (ALL)

Samaritan Expects Pipeline of 13 Marketed Products to Bring Company Cash Flow Positive by 2009

LAS VEGAS, March 11, 2008 (PRIME NEWSWIRE) – Samaritan Pharmaceuticals, Inc. (OTCBB:SPHC.OB),a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, has signed an exclusive distribution agreement for the territory of Greece and Cyprus with EUSA PHARMA Ltd., for two drugs: ERWINASE (Erwinase chrysanthemi L-asparaginase, crisantaspase) and KIDROLASE (Escherichia coli L-asparaginase).

Acute lymphoblastic leukemia (ALL), also known as acute lymphocytic leukemia, is a form of leukemia, or cancer of the white blood cells. Malignant, immature white blood cells continuously multiply and are overproduced in the bone marrow. ALL causes damage and death by crowding out normal cells in the bone marrow, and by spreading (metastasizing) to other organs. ALL is most common in childhood and young adulthood with a peak incidence at 4-5 years of age, and another peak in old age.

Dr. Janet Greeson, CEO of Samaritan commented, “We are always enthusiastic about growing our marketing and sales arm and increasing our sales revenues and think ERWINASE and KIDROLASE can play an important role as much needed Cancer drugs in Samaritan’s strategy to become cash flow positive by 2009.

About EUSA Pharma:

EUSA Pharma is a specialty Pharma company with a strong and growing portfolio of specialty hospital medicines. It has been built through the acquisition of Talisker Pharmaceuticals in July 2006 and OPi in March 2007. EUSA’s primary marketed products, Erwinase, Rapydan, Kidrolase, Fomepizole and Xenazine, are focused on the areas of oncology, pain control and critical care.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients.

For more information, please visit Samaritan’s website: http://www.samaritanpharma.com Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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The Investor Relations Group

Investor Relations:

Adam Holdsworth

Erica Ruderman

Rachel Colgate

212-825-3210

Samaritan Pharmaceuticals, Inc.

Kristi Eads

702-735-7001